Exhibit 99.1

Papa John’s Announces Second Quarter 2014 Results

Second Quarter Comparable Sales Increases of 6.0% for North America and 8.6% for International

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 5, 2014--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and six months ended June 29, 2014.

Highlights

  Second quarter earnings per diluted share of $0.40 in 2014 compared to $0.39 in 2013
  Second quarter system-wide comparable sales increases of 6.0% for North America and 8.6% for international
  Regular dividend increased 12% to $0.56 from $0.50 annually
  Increased comparable sales guidance to 4.0% - 6.0% for North America and 6.0% - 8.0% for international

“Papa John’s sustained focus on delivering superior quality product continues to drive shareholder value, as seen in our strong global sales in Q2 and in Papa John’s attaining the top ranking in the American Customer Satisfaction Index for the 13th time,” said Papa John's Founder, Chairman, CEO, and President John Schnatter. “The investments we are making to further enhance our industry-leading quality position and build upon our strong digital capabilities will drive growth of the Papa John's brand for years to come.”

Second quarter 2014 revenues were $380.9 million, a 9.1% increase from second quarter 2013 revenues of $349.2 million. Second quarter 2014 net income was $16.7 million, compared to second quarter 2013 net income of $17.2 million. Second quarter 2014 diluted earnings per share were $0.40, compared to second quarter 2013 diluted earnings per share of $0.39.

Revenues were $782.2 million for the six months ended June 29, 2014, an 11.0% increase from revenues of $704.8 million for the same period in 2013. Net income was $36.1 million for the six months ended June 29, 2014, compared to $36.5 million for the same period in 2013. Diluted earnings per share were $0.85 for the six months ended June 29, 2014, compared to $0.81 for the same period in 2013.

Global Restaurant and Comparable Sales Information

	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013

Global restaurant sales growth (a)	10.2%	7.2%	11.4%	6.6%

Global restaurant sales growth, excluding the impact of foreign currency (a)	10.4%	7.6%	11.8%	7.0%

Comparable sales growth (b)
Domestic company-owned restaurants	7.5%	6.0%	9.5%	4.9%
North America franchised restaurants	5.4%	2.6%	7.2%	1.7%
System-wide North America restaurants	6.0%	3.4%	7.8%	2.5%

System-wide international restaurants	8.6%	6.8%	7.6%	7.5%

(a)	Includes both company-owned and franchised restaurant sales.

(b)	Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

All revenue and operating highlights below are compared to the same period of the prior year, unless otherwise noted.

Revenue Highlights

Consolidated revenues increased $31.7 million, or 9.1%, for the second quarter of 2014 and increased $77.5 million, or 11.0%, for the six months ended June 29, 2014. The increases in revenues were primarily due to the following:

  Domestic company-owned restaurant sales increased $14.8 million, or 9.6%, and $35.1 million, or 11.2%, for the three and six months, respectively, primarily due to increases of 7.5% and 9.5% in comparable sales.
  North America franchise royalty revenue increased approximately $750,000, or 3.7%, and $2.6 million, or 6.4%, for the three and six months, respectively, primarily due to increases of 5.4% and 7.2% in comparable sales, partially offset by increases in royalty incentives to franchisees for meeting certain development and performance targets.
  Domestic commissary sales increased $10.6 million, or 7.6%, and $30.7 million, or 10.8%, for the three and six months, respectively, due to increases in the prices of certain commodities, primarily cheese, and increases in sales volumes for the six-month period.
  International revenues increased $4.4 million, or 21.0%, and $8.1 million, or 19.8%, for the three and six months, primarily due to increases in the number of restaurants and increases in comparable sales of 8.6% and 7.6%, calculated on a constant dollar basis.

Operating Highlights

The table below summarizes income before income taxes on a reporting segment basis:

	Three Months Ended			Six Months Ended
	June 29,	June 30,	Increase	June 29,	June 30,	Increase
(In thousands)	2014	2013	(Decrease)	2014	2013	(Decrease)

Domestic company-owned restaurants	$10,651	$8,175	$2,476	$23,936	$19,131	$4,805
Domestic commissaries	6,846	9,642	(2,796)	17,277	19,805	(2,528)
North America franchising	17,882	17,396	486	37,366	35,618	1,748
International	1,903	866	1,037	2,635	1,207	1,428
All others	(442)	1,153	(1,595)	148	1,812	(1,664)
Unallocated corporate expenses	(10,702)	(10,413)	(289)	(23,163)	(19,931)	(3,232)
Elimination of intersegment losses (profits)	98	(211)	309	(553)	(737)	184
Total income before income taxes	$26,236	$26,608	$(372)	$57,646	$56,905	$741
FOCUS system rollout costs (a)	868	-	868	1,095	-	1,095
Total income before income taxes, excluding FOCUS system rollout costs (b)	$27,104	$26,608	$496	$58,741	$56,905	$1,836

(a)	See the FOCUS Update section of this press release and the Quarterly Report on Form 10-Q for the three and six months ended June 29, 2014 for additional information.

(b)	Total income before income taxes and other measures excluding FOCUS system rollout costs included within this press release are not measures defined by accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as substitutes for or better indicators of the company’s performance than the company’s GAAP results. Management believes presenting income before income taxes and other measures excluding the FOCUS system rollout costs is important for purposes of comparison to prior year results and analyzing each segment’s operating results. In addition, management uses these non-GAAP measures to allocate resources and analyze trends and underlying operating performance of the company.

Second quarter 2014 income before income taxes decreased $372,000, or 1.4%. Excluding our proprietary point-of-sale system (“FOCUS”) rollout costs of $868,000, income before income taxes increased by $496,000, or 1.9%. The additional income produced by both domestic and international restaurants, primarily attributable to sales growth, was substantially offset by lower income from the domestic commissaries and “All others” segments. Significant results by segment are detailed as follows:

  Domestic company-owned restaurants results increased approximately $2.5 million primarily due to the 7.5% increase in comparable sales, partially offset by the impact of higher commodity costs. The market price for cheese averaged $2.13 per pound for the second quarter of 2014, compared to $1.78 per pound in the prior year.
  Domestic commissaries results decreased approximately $2.8 million primarily due to a lower margin of approximately $800,000, higher insurance claims costs of approximately $1.1 million and higher costs associated with various ongoing commissary initiatives. We manage commissary results on a full year basis and anticipate the 2014 full year profit margin percentage will approximate 2013.
  North America franchising increased $486,000 primarily due to higher royalties attributable to the 5.4% increase in comparable sales, which was partially offset by the previously mentioned increase in royalty incentives.
  International income increased approximately $1.0 million primarily due to an increase in units and comparable sales of 8.6%, which resulted in both higher royalties and an increase in United Kingdom profits. These increases were partially offset by unfavorable results at our China Company-owned restaurant operations.
  The results for the “All others” segment decreased $1.6 million. The decrease was primarily due to higher infrastructure costs to support our digital ordering business and a lower margin at our print and promotions business from a discounted direct mail campaign provided to domestic franchised restaurants.

Income before income taxes increased $741,000, or 1.3%, for the six-month period ended June 29, 2014. Excluding FOCUS system rollout costs of approximately $1.1 million, income before income taxes increased by approximately $1.8 million, or 3.2%. The increases in domestic company-owned restaurants, North America franchising and international income were primarily due to the same reasons as noted above for the three-month period. These increases were partially offset by decreases in the following segments:

  Domestic commissaries income decreased $2.5 million as the incremental profits from higher sales were more than offset by the higher insurance claims costs of approximately $1.1 million and higher costs associated with various ongoing commissary initiatives.
  The “All others” segment decreased $1.7 million for the same reasons as noted above in the three-month period.
  Unallocated corporate expenses increased approximately $2.6 million, excluding FOCUS system rollout costs, primarily due to the following:
    The prior year included an approximate $800,000 benefit from a decrease in the redemption value of a mandatorily redeemable noncontrolling interest in a joint venture.
    Interest costs were approximately $900,000 higher due to both a higher average outstanding debt balance and a higher effective interest rate.
    General and administrative costs increased due to higher salaries, benefits and equity compensation costs.

The effective income tax rates were 32.0% and 33.4% for the three and six months ended June 29, 2014, representing a decrease of 0.2% for the three-month period and an increase of 0.8% for the six-month period. Our effective income tax rate may fluctuate from quarter to quarter for various reasons. The higher tax rate for the first six months of 2014 was primarily due to the prior year including both favorable state tax settlements and the reinstatement of certain 2012 tax credits under the American Taxpayer Relief Act of 2012.

The company’s free cash flow, a non-GAAP financial measure, for the first six months of 2014 and 2013, was as follows (in thousands):

	Six Months Ended
	June 29,	June 30,
	2014	2013

Net cash provided by operating activities (a)	$54,565	$47,232
Purchases of property and equipment (b)	(26,239)	(25,493)
Free cash flow	$28,326	$21,739

(a)	The increase of approximately $7.3 million is primarily due to favorable changes in working capital.
(b)	Purchases of property and equipment were relatively consistent for the six-month periods. The current year period includes FOCUS hardware costs for domestic company-owned restaurants. The prior year period includes expenditures on equipment for New Jersey dough production as well as technology investments, including FOCUS software development costs.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results and cash flow for the three and six months ended June 29, 2014.

FOCUS Update

As previously communicated, the Company is implementing a new, proprietary point-of-sale system (“FOCUS”) in substantially all domestic system-wide restaurants. As of June 29, 2014, we had installed FOCUS in 383 restaurants (369 company-owned and 14 franchised), with the majority of the installations expected to occur by the end of 2014.

The costs related to implementing FOCUS are projected to decrease income before income taxes by approximately $5.0 million in 2014, or an $0.08 negative impact on diluted earnings per share, as compared to 2013. For the six months ended June 29, 2014, the impact was a $0.02 reduction in diluted earnings per share. For additional information, see the Quarterly Report on Form 10-Q for the three- and six-month periods ended June 29, 2014.

Global Restaurant Unit Data

At June 29, 2014, there were 4,487 Papa John’s restaurants operating in all 50 states and in 37 international countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Second Quarter
Beginning - March 30, 2014	666	2,615	3,281	1,159	4,440
Opened	2	28	30	47	77
Closed	(1)	(24)	(25)	(5)	(30)
Acquired (divested)	5	(5)	-	-	-
Ending - June 29, 2014	672	2,614	3,286	1,201	4,487

Year-to-date
Beginning - December 29, 2013	665	2,621	3,286	1,142	4,428
Opened	4	49	53	70	123
Closed	(2)	(51)	(53)	(11)	(64)
Acquired (divested)	5	(5)	-	-	-
Ending - June 29, 2014	672	2,614	3,286	1,201	4,487

Unit growth (decline)	7	(7)	-	59	59

% increase (decrease)	1.1%	(0.3%)	-	5.2%	1.3%

Our development pipeline as of June 29, 2014 included approximately 1,400 restaurants (300 units in North America and 1,100 units internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity

The following table reflects our repurchases for the three and six months ended June 29, 2014 and subsequent repurchases through July 29, 2014 (in thousands):

Period	Number of Shares	Cost

Three Months Ended June 29, 2014	653	$30,503

Six Months Ended June 29, 2014	1,304	$63,304

June 30, 2014 through July 29, 2014	202	$8,515

There were 42.0 million and 42.3 million diluted weighted average shares outstanding for the three and six months ended June 29, 2014, representing decreases of 5.7% and 6.1%, respectively, over the prior year comparable periods. Diluted earnings per share increased $0.02 and $0.05, respectively, for the three and six months ended June 29, 2014 due to the reduction in shares outstanding, primarily resulting from the share repurchase program. Approximately 41.0 million actual shares of the company’s common stock were outstanding as of June 29, 2014.

Cash Dividend

We paid a cash dividend of approximately $5.2 million ($0.125 per common share) during the second quarter of 2014. Subsequent to the second quarter, on July 31, 2014, our Board of Directors approved a 12% increase in the Company’s dividend rate per common share, from $0.50 on an annual basis to $0.56 on an annual basis, and declared a third quarter dividend of $0.14 per common share (approximately $5.7 million based on current shareholders of record). The dividend will be paid on August 22, 2014 to shareholders of record as of the close of business on August 13, 2014. The declaration and payment of any future dividends will be at the discretion of our Board of Directors, subject to the Company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors.

2014 Guidance Update

The company reaffirmed its diluted earnings per share guidance of $1.64 to $1.72 and is providing the following 2014 guidance updates:

		Updated Guidance	Previous Guidance

	North America comparables sales	+4.0% to +6.0%	+2.0% to +4.5%

	International comparable sales	+6.0% to +8.0%	+5.0% to +7.0%

	Worldwide net unit growth (a)	220 to 235	220 to 250

	Consolidated revenues	+8% to +10%	+5% to +7%

(a)	Approximately 80% of the net unit growth is projected to come from international markets (previously 70%).

Conference Call

A conference call is scheduled for August 6, 2014 at 10:00 a.m. Eastern Time to review our second quarter 2014 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 17448313.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, capital expenditures, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the impact of adverse general economic conditions, such as increasing tax rates;
  the impact that product recalls, food quality or safety issues, incidences of foodborne illness and other general public health concerns could have system-wide on our restaurants or our results;
  failure to maintain our brand strength and quality reputation;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably;
  increases in or sustained high costs of food ingredients or other restaurant costs. This could include increased employee compensation, benefits, insurance, tax rates, regulatory compliance and similar costs, including increased costs resulting from federal health care legislation;
  disruption of our supply chain or commissary operations which could be caused by sole or limited source of suppliers or weather, drought, disease or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions and instability in our international markets and difficulty in meeting planned sales targets and new store growth. This could include our expansion into emerging or underpenetrated markets, such as China, where we have a company-owned presence. Based on prior experience in underpenetrated markets, operating losses are likely to occur as the market is being established;
  the credit performance of our franchise loan or guarantee programs;
  the impact of the resolution of current or future claims and litigation;
  current or proposed legislation impacting our business;
  the impact of changes in currency exchange and interest rates;
  failure to effectively execute succession planning, and our reliance on the multiple roles of our Founder, Chairman, President and Chief Executive Officer, who also serves as our brand spokesperson;
  disruption of critical business or information technology systems, and risks associated with systems failures and data privacy and security breaches, including theft of company, employee and customer information. This would include the increased risk associated with the rollout of FOCUS. If prolonged and widespread technological problems are experienced during the rollout, our domestic operations could be disrupted, which could adversely impact sales.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
North America:
Domestic company-owned restaurant sales	$170,000	$155,153	$348,193	$313,051
Franchise royalties	20,983	20,230	43,597	40,963
Franchise and development fees	132	219	276	765
Domestic commissary sales	150,581	140,003	314,628	283,897
Other sales	13,595	12,444	26,345	25,051
International:
Royalties and franchise and development fees	6,317	5,391	12,096	10,458
Restaurant and commissary sales	19,256	15,746	37,106	30,605
Total revenues	380,864	349,186	782,241	704,790

Costs and expenses:
Domestic company-owned restaurant expenses:
Cost of sales	42,030	37,825	87,186	74,898
Salaries and benefits	45,805	42,053	93,388	85,325
Advertising and related costs	15,354	14,677	31,610	29,470
Occupancy costs	9,446	8,939	18,757	17,650
Other restaurant operating expenses	25,220	22,431	50,507	45,176
Total domestic company-owned restaurant expenses	137,855	125,925	281,448	252,519

Domestic commissary expenses:
Cost of sales	118,470	107,676	247,394	218,599
Salaries and benefits	6,847	6,084	13,871	12,100
Other commissary operating expenses	16,215	15,185	32,070	30,646
Total domestic commissary expenses	141,532	128,945	293,335	261,345

Other operating expenses	13,221	11,132	24,652	22,584
International restaurant and commissary expenses	15,876	12,983	30,761	25,636
General and administrative expenses	33,562	33,126	70,528	66,284
Other general expenses	1,964	1,597	3,497	2,782
Depreciation and amortization	9,855	8,530	19,019	17,067
Total costs and expenses	353,865	322,238	723,240	648,217

Operating income	26,999	26,948	59,001	56,573
Net interest (expense) income	(763)	(340)	(1,355)	332
Income before income taxes	26,236	26,608	57,646	56,905
Income tax expense	8,397	8,563	19,266	18,541
Net income before attribution to noncontrolling interests	17,839	18,045	38,380	38,364
Income attributable to noncontrolling interests	(1,091)	(895)	(2,321)	(1,908)
Net income attributable to the company	$16,748	$17,150	$36,059	$36,456

Calculation of income for earnings per share:
Net income attributable to the company	$16,748	$17,150	$36,059	$36,456
Increase in noncontrolling interest redemption value	(31)	-	(39)	-
Net income attributable to participating securities	(81)	-	(218)	-
Net income attributable to common shareholders	$16,636	$17,150	$35,802	$36,456

Basic earnings per common share	$0.40	$0.39	$0.86	$0.83
Diluted earnings per common share	$0.40	$0.39	$0.85	$0.81

Basic weighted average common shares outstanding	41,225	43,484	41,501	43,996
Diluted weighted average common shares outstanding	41,970	44,500	42,332	45,086

Dividends declared per common share	$0.125	$-	$0.250	$-

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 29,	December 29,
	2014	2013
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$19,971	$13,670
Accounts receivable, net	48,377	53,203
Notes receivable, net	5,862	3,566
Inventories	31,895	23,035
Deferred income taxes	7,673	8,004
Prepaid expenses and other current assets	23,802	23,562
Total current assets	137,580	125,040

Property and equipment, net	218,448	212,097
Notes receivable, less current portion, net	11,534	13,239
Goodwill	82,106	79,391
Other assets	35,532	34,524
Total assets	$485,200	$464,291

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$33,719	$35,653
Income and other taxes payable	5,824	4,401
Accrued expenses and other current liabilities	54,468	57,807
Total current liabilities	94,011	97,861

Deferred revenue	5,579	5,827
Long-term debt	210,000	157,900
Deferred income taxes	12,928	14,660
Other long-term liabilities	45,644	42,835
Total liabilities	368,162	319,083

Redeemable noncontrolling interests	8,433	7,024

Total stockholders' equity	108,605	138,184
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$485,200	$464,291

Note: The Condensed Consolidated Balance Sheet has been derived from the audited consolidated financial statements, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ended
(In thousands)	June 29, 2014	June 30, 2013
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$38,380	$38,364
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	936	780
Depreciation and amortization	19,019	17,067
Deferred income taxes	6,298	8,256
Stock-based compensation expense	3,612	3,784
Excess tax benefit on equity awards	(7,890)	(3,803)
Other	2,270	694
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	3,400	496
Inventories	(7,295)	456
Prepaid expenses and other current assets	28	1,963
Other assets and liabilities	(17)	(1,954)
Accounts payable	(1,934)	(3,896)
Income and other taxes payable	1,423	(9,022)
Accrued expenses and other current liabilities	(3,970)	(5,870)
Deferred revenue	305	(83)
Net cash provided by operating activities	54,565	47,232

Investing activities
Purchases of property and equipment	(26,239)	(25,493)
Loans issued	(2,642)	(3,103)
Repayments of loans issued	1,880	2,908
Acquisitions, net of cash acquired	(3,179)	-
Other	3	319
Net cash used in investing activities	(30,177)	(25,369)

Financing activities
Net proceeds on line of credit facility	52,100	44,983
Cash dividends paid	(10,404)	-
Excess tax benefit on equity awards	7,890	3,803
Tax payments for equity award issuances	(7,498)	(1,841)
Proceeds from exercise of stock options	3,361	3,696
Acquisition of Company common stock	(63,304)	(58,806)
Contributions from noncontrolling interest holders	100	450
Distributions to noncontrolling interest holders	(600)	(1,750)
Other	293	(468)
Net cash used in financing activities	(18,062)	(9,933)

Effect of exchange rate changes on cash and cash equivalents	(25)	(90)
Change in cash and cash equivalents	6,301	11,840
Cash and cash equivalents at beginning of period	13,670	16,396

Cash and cash equivalents at end of period	$19,971	$28,236

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-4218
Chief Financial Officer